Exhibit 10.6

LEASE

AGREEMENT

BETWEEN

GENSCRIPT USA HOLDING, INC.

LANDLORD,

-AND-

LEGEND BIOTECH USA INC.

DATED: February 8, 2018

LEASE AGREEMENT

This LEASE AGREEMENT (this    “Lease”) is dated February 8, 2018 and is between GENSCRIPT USA HOLDING, INC. (“Landlord”), and LEGEND BIOTECH USA INC. (“Tenant”).

BASIC LEASE PROVISIONS

(1)	Land:	The township of Piscataway, Block No. 6102, Tax Lot1.01

(2)	Building:	860 Centennial Avenue aka 10 Knightsbridge Road, Piscataway, New Jersey

(3)	Premises:	22,000 rentable square feet

(4)	Term:	One year

(5)	Estimated Commencement Date:	February 9, 2018

(6)	Termination Date:	February 8, 2019

(7)	Basic Rent:	$60,000 per month

(8)	Rentable Size of Building:	66,058 square feet.

(9)	Rentable Size of Premises:	22,000 square feet.

(10)	Tenant’s Proportionate Share	33.30%. If the rentable size of Building increases, the Tenant’s Proportionate Share shall be adjusted accordingly.

(11)	Parking Spaces:	117 unassigned parking spaces.

(12)	Security:	None

(13)	Base Period:	Calendar year 2018 and 2019.

(14)	Permitted Use:	General office and laboratory space and any other lawful ancillary use permitted by zoning.

(15)	Brokers:	None

(16)	Governing Law:	This Lease is governed by the laws of the State of New Jersey.

(17)	Landlord’s Notice Address:	GenScript USA Holding, Inc. 860 Centennial Avenue New Jersey 08854 Attn:

(18)	Tenant’s Notice Address:	Legend Biotech USA Inc. 860 Centennial Avenue New Jersey 08854 Attn:

ARTICLE 1

DEFINITIONS

1.1 Unless otherwise defined herein, capitalized terms used in this Lease shall have the same meanings as those defined in Basic Lease Provisions.

ARTICLE 2

DEMISE, TERM

2.1 Demise of Premises. Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, upon the terms and conditions set forth herein, the Premises for the Term. Landlord and Tenant hereby agree that for all purposes of this Lease, the Premises contains 22,000 rentable square feet set forth in the Basic Lease Provisions. Tenant shall also have the right to use all Common Areas of the Building in a similar manner as other tenants in the Building.

2.2 Term.

(a) Term: The Term of this Lease will commence on the Commencement Date and end on the Termination Date.

(b) Commencement Date. The “Commencement Date” will be the earlier to occur of (i) the date Tenant takes occupancy of the Premises for the purposes of conducting its business, and (ii) five (5) days after Landlord notifies Tenant in writing that the Finish Work is Substantially Completed, provided. The “Commencement Date” will be as set forth in the Basic Lease Provisions, notwithstanding the date Tenant actually completes the Finish Work. From and after the date hereof, Tenant will have the right to enter upon the Premises for the purposes of constructing the Finish Work. Such occupancy by Tenant is expressly subject to all of the terms and conditions of this Lease, except Tenant’s obligation to pay Basic Rent.

(c) “Substantially Completed” or “Substantial Completion” means that (i) Landlord has completed the Finish Work in accordance with the Working Plans in a good and workmanlike manner, except for (x) minor details of construction that will not unreasonably interfere with Tenant’s use of the Premises (collectively, “Punch List Items”), and (y) any part of the Finish Work that is not completed due to any act or omission of Tenant or Tenant’s Visitors; and (ii) Landlord has obtained a valid temporary or permanent certificate of occupancy for the Premises or, alternatively, Landlord has completed all Finish Work necessary to entitle Landlord to the issuance of a temporary or permanent certificate of occupancy other than any Finish Work that is not completed due to any act or omission of Tenant or Tenant’s Visitors. If the completion of the Finish Work is delayed due to any act or omission by Tenant or Tenant’s Visitors, including, but not limited to, delays due to changes in or additions to the Finish Work requested by Tenant, delays in submission of information or estimates, delays in giving authorizations or approvals, or delays due to the postponement of any work at the request of Tenant, then the Commencement Date will be accelerated by the number of days of delay caused by Tenant and Tenant’s Visitors (any such delay being referred to herein as a “Tenant Delay”).

(d) Landlord shall use all reasonable and good faith efforts to have the Tenant Finish Work Substantially Completed before February 8, 2018. If the Finish Work is not Substantially Completed on or before February 8, 2018, Tenant shall be entitled to a one day abatement of Basic Rent for each day thereafter that the Finish Work is not Substantially Completed. Any such accrued abated amounts shall be credited against the first and subsequent installments of Basic Rent coming due under this Lease for Premises until the entire abated amount has been fully credited. If Landlord does not Substantially Complete the Finish Work within thirty (30) days after receipt of Tenant’s termination notice, then this Lease shall terminate and be of no further force and effect. If, however, Landlord Substantially Complete the Finish Work within such thirty (30) day period, then Tenant’s termination notice shall be null and void. The remedies set forth in this Section 2.3(d) are the sole remedies of Tenant with respect to Landlord’s failure to timely Substantially Complete the Finish Work.

(e) ASIS. Tenant acknowledges that neither Landlord nor any employee, agent or representative of Landlord has made any express or implied representations or warranties, other than as expressly set forth in this Lease, with respect to the physical condition of the Building or the Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Building or the Premises or any portion thereof, and that Tenant is not relying upon any such representation or warranty in entering into this Lease. Tenant has inspected the Building and the Premises and is thoroughly acquainted with their respective condition and agrees to take the same “ASIS”, except for the Finish Work which Landlord has agreed to complete pursuant to the terms of Section 2.6.

2.3 Occupancy of Premises. Tenant’s occupancy of the Premises will be deemed to conclusively establish that the Finish Work is Substantially Completed and that the Premises are in satisfactory condition as of the date of such occupancy, unless, within fifteen (15) days of such occupancy, Tenant delivers to Landlord a written notice specifically identifying all unsatisfactory conditions.

2.4 Commencement Date Agreement. When the Commencement Date occurs, Landlord and Tenant shall enter into an agreement memorializing the Commencement Date and Termination Date of this Lease.

2.5 Move-In Day. Tenant may move into the Premises at any time on or after the Commencement Date, provided that Tenant’s move in date is approved by Landlord at least one week in advance. If the move is not completed by 4:00 PM, Tenant shall pay to Landlord, on the next Basic Rent Payment Date, an overtime charge of $50.00 per hour or part thereof until 11:00 PM. No moving will be permitted after 11:00 PM. If applicable, Landlord will attempt to provide one (1) elevator for Tenant’s exclusive use during Tenant’s move. Tenant shall be responsible for any damage caused to the Premises, the Building and/or the Property by Tenant or its moving contractors.

2.6 Finish Work: Landlord shall construct the Finish Work in a good and workmanlike manner. Landlord further warrants to the Tenant that all materials incorporated in the Finish Work will be new unless otherwise specified, and that all work on the Finish Work will be of good quality, free from known faults and defects, and in substantial conformity with Working Plans.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	Landlord:

GENSCRIPT USA HOLDING, INC.

	By:	/s/ Rita Tsai
Name: Rita Tsai
Title: Director of US Site Operation Dept. OU

WITNESS:	Tenant:

LEGEND BIOTECH USA, INC.

	By:	/s/ Aimee Fan
Name: Aimee Fan
Title: Accountant